Exhibit 10.4

SUPPORT AGREEMENT
(Series __ Preferred Shares)

This Support Agreement (this “Agreement”) is dated as of August 19, 2022, between Creek Road Miners, Inc., a Delaware corporation, (the “Company”), and the Holder identified on Schedule A ( including its successors and assigns, the “Holder”).

WHEREAS, effective August 27, 2021, the Company and the Holder (and certain other parties) entered into a Securities Purchase Agreement (the “August SPA”) pursuant to which the Company issued to the Holder shares of common stock and warrants to purchase shares of the Company’s common stock as set forth on Schedule A (the “August Warrants”);

WHEREAS, beginning on December 6, 2021, the Company and the Holder (and certain other parties) entered into a Securities Purchase Agreement (the “December SPA” and together with the August SPA, the “SPAs”) pursuant to which the Company issued to the Holder shares of Series __ Preferred Stock (the “Series __ Preferred”) and warrants to purchase shares of the Company’s common stock as set forth on Schedule A (the “December Warrants” and together with the August Warrants, the “Warrants”);

WHEREAS, on July 19, 2022, the Company has announced that it has signed a non-binding term sheet with the intention to enter into a binding and definitive merger agreement (the “Merger”) with Prairie Operating Co., LLC, a Delaware Limited Liability Company (“Prairie”);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants, and agreements contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, for all purposes of this Agreement, capitalized terms shall have the meanings set forth in SPAs.

2. Warrants Amendments. Provided the Warrants are exercised for cash during the period commencing on August 19, 2022 and ending on August 26, 2022 (the “Special Exercise Period”), the Company hereby agrees to honor such cash exercises at a reduced Exercise Price of $0.50 per Warrant Share (the “Reduced Price”). If the Warrants are not exercised on or prior to August 26, 2022, the exercise price of the Warrants shall revert to the previous price in effect prior to the Special Exercise Period. Any Warrants still outstanding at the time of the Merger shall be deemed canceled and retired and cease to exist without payment of any consideration to the Holder upon closing of the Merger. For the avoidance of doubt, the Company shall only honor the warrant exercise at the Reduced Price pursuant to this Section 2 if the aggregate exercise price is paid in cash.

3. Merger. The Company will use it reasonable best efforts to close the Merger as soon as practical. The Holder shall use its reasonable best efforts to cooperate fully with the Company in connection with the Merger, any financing in support of the Merger and the transactions contemplated thereby, including any reasonable request for a lock-up agreement necessary to facilitate such financing. The Holder will not directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to any proposal to acquire control of the Company or its business or assets or engage in discussions with any third party that could reasonably be expected to lead to a proposal to acquire control of the Company or its business or assets, in each case other than the Merger. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit the Holder from exercising (in his or her capacity as a director of the Company or any such person) his or her fiduciary duties as such a director.

4. Series __ Preferred. The Company and the Holder acknowledge that the exercise of the Warrants at the Reduced Price shall reprice the Conversion Price of the Series __ Preferred to $0.50, subject to further reduction as set forth in the December SPA and the Certificate of Designation for the Series __ Preferred dated December 1, 2021 (the “Series __ Certificate of Designation”). The Holder and Company agree that immediately prior to the closing of the Merger, and no later than one (1) business day following notice via electronic mail from the Company to the address listed on the Holder’s signature page hereto notifying Holder that the closing is imminent, the Holder will convert the Series __ Preferred into shares of the Company’s common stock at the lower of: (i) the then in effect Conversion Price of the Series __ Preferred; and (ii) the lowest per share valuation attributed to the Company’s common stock in the Merger. The Company and the Holder acknowledge and agree that as of the date of this Agreement, the Company hereby reduces the Stated Value (as defined in the Series __ Certificate of Designation) of the Series __ Preferred by twenty percent (20%). Holder acknowledges and agrees that all rights and privileges granted to the Series __ Preferred holders shall terminate upon the earlier of (i) the conversion of the Series __ Preferred and (ii) the closing of the Merger. In the event that the Merger is not consummated or the Series __ Preferred is not fully converted, the rights and privileges of any outstanding Series __ Preferred shall remain intact.

5. No Further Amendments. Except as explicitly set forth herein, all other agreements between the parties remain in full force and effect without any waivers or modifications.

6. Counterparts/Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7. Governing Law. This Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, shall be governed by the choice of law/forum selection in the SPAs.

8. Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CREEK ROAD MINERS, INC.

By:
Name:
Title:

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SIGNATURE PAGE FOR HOLDER FOLLOWS]